EXHIBIT 99.1
OPTi Inc.   3430 West Bayshore Road, Suite 103, Palo Alto, CA 94303  650-213-8550 (T)

May 19, 2011

Mr. Salvatore Muoio
Managing Member
S. Muoio & Co. LLC
509 Madison Avenue, Suite 406
New York, NY 10022

Dear Mr. Muoio,

Thank you for your letter of May 18, 2011, which I have shared with all of the Board members.  I share your view that a business can benefit from talented and experienced board members.  I also believe that any shareholder should be able to suggest the names of individuals who might be appropriate nominees for board service.

As you are fully aware, for many years we have had in place at OPTi a process that allows such suggestions to receive due consideration in a manner that is fully consistent with applicable state and federal law.  I believe that this process has resulted in the creation of a strong and stable Board of Directors that has helped create significant value for our shareholders.  Please see Page 3 of our latest proxy statement for biographical descriptions of our Board members.

In my view our success at creating value is due in large part to our ability as a Board and management team to follow clear and accountable procedures rather than proceeding in the ad hoc manner you suggest.  The Nominating Committee procedure has been disclosed well in advance of each annual meeting, applies uniformly to all of the shareholders of the Company and allows any shareholder to propose a candidate to the Nominating Committee.

Accordingly, it is difficult to understand how you can state that “without the ability to exercise their right to present opposing candidates, shareholders are disenfranchised.”  To the contrary, the Company has set forth a procedure to ensure that shareholders may propose Board candidates. To proceed outside of the formal nomination process as you request, would place the corporation at risk of violating state and federal law and diminishing the value of the Company that has been created.

In fact, one of the reasons the current process is in place is to ensure that a nominee can be properly vetted and to allow the Company to fully understand the candidate’s background and qualifications.

For example, the Committee discovered that the Court of Chancery of Delaware, the nation’s leading business law court, found that you violated your fiduciary obligations to shareholders in your service as a board member of Emerging Communications, Inc.

As you know, Delaware Supreme Court Justice Jacobs, sitting by designation as Vice Chancellor, found that while a director of Emerging Communications you did not put your “specialized expertise” in finance or telecommunications to work on behalf of all shareholders.  Instead, Justice Jacobs found, you either pursued your “personal business interests” including lucrative consulting fees from the Chief Executive Officer of the company or you “consciously and intentionally disregarded” your responsibility to safeguard the interests of minority stockholders.  As a result, you violated the duties of care, loyalty and good faith that you owed all shareholders with the result that the Board mistakenly approved the sale of Emerging Communications to an entity controlled by the CEO for a price of $10.25 per share when a fair price would have been $38.05 per share.

To be clear, because the proper process was not followed, the Committee has not conducted a full inquiry and additional considerations would need to be made.  However, the Delaware ruling is demonstrative as to why the process must be followed.

If you wish to suggest names for consideration at next year’s annual meeting and you do so in accordance with the Company’s nominating process, they will receive due consideration.

With respect to the designation of Mr. Mazzoni as inspector of elections, there is no requirement under applicable California law to have an independent inspector.

The Company’s corporate securities attorney is James E. Topinka at Winston & Strawn LLP (415) 591-1519.

Sincerely,

/s/ Bernard T. Marren

Bernard T. Marren

cc:           Board of Directors
Michael Mazzoni